Exhibit 5.01

Kruse Landa Maycock & Ricks, LLC
136 EAST SOUTH TEMPLE, TWENTY-FIRST FLOOR
SALT LAKE CITY, UTAH 84111-1124
MAILING ADDRESS:
ATTORNEYS AT LAW	Post Office Box 45561	TELEPHONE: (801) 531-7090
www.klmrlaw.com	Salt Lake City, Utah 84145-0561	TELECOPY: (801) 531-7091

[issuance date]

FX Energy, Inc.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to FX Energy, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of Rights to Purchase Series A Participating Preferred Stock (the “Purchase Rights”) to be issued pursuant to the Rights Agreement, dated April 4, 2007 (the “Rights Agreement”), between the Company and Fidelity Transfer Company, a Utah corporation (the “Rights Agent”), which such Purchase Rights are associated with and evidenced by the shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Shares”), registered on the Registration Statement on Form S-3 (No. 333-155718) declared effective on June 29, 2009 (the “Related Registration Statement”).  The Registration Statement incorporates by reference the Related Registration Statement, including the prospectus that forms a part of the Related Registration Statement (the “Prospectus”).  The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).

Kruse Landa Maycock & Ricks, LLC is a member of MSI, a network of independent professional firms

Kruse Landa Maycock & Ricks, LLC

FX Energy, Inc.
[issuance date]

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness, and authenticity of certificates of public officials; and (v) the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents.  We have also assumed that, at the time of issuance and sale of any Shares and associated Purchase Rights, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such Shares and associated Purchase Rights is not less than the par value of the Common Stock, and that prior to any offering and sale of the Shares and associated Purchase Rights, the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, will duly authorize the price at which the Shares and associated Purchase Rights are to be issued and sold.

Our opinion herein is expressed solely with respect to the federal laws of the United States and Nevada law, including the Nevada law of private corporations, Nevada Revised Statues, Chapter 78.  We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any offering of the Shares and associated Purchase Rights, provided that: (i) the Registration Statement, as finally amended, has become effective; (ii) an appropriate Prospectus Supplement with respect to the Shares and associated Purchase Rights has been prepared, delivered, and filed in compliance with the Securities Act and the applicable rules and regulations promulgated thereunder; (iii) if the Shares and associated Purchase Rights are to be sold pursuant to a purchase, underwriting, or similar agreement, such agreement has been duly authorized, executed, and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Shares and associated Purchase Rights and related matters; and (v) the issuance and sale of the Shares and associated Purchase Rights do not violate any applicable law or the operative articles of incorporation or bylaws of the Company, or result in a default under or breach of any agreement or instrument binding upon the Company, and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; then, the Shares and associated Purchase Rights, when issued and sold in accordance with any duly authorized, executed, and delivered purchase, underwriting, or similar agreement, will be duly authorized and validly issued, and the Common Stock will be fully paid and nonassessable.

Kruse Landa Maycock & Ricks, LLC

FX Energy, Inc.
[issuance date]

This opinion assumes, with your consent, that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the Board has acted in accordance with its fiduciary duties in adopting the Rights Agreement.  This opinion does not address whether the Board may be required to redeem or terminate, or take other action with respect to, the Purchase Rights in the future based on the facts and circumstances then existing.  Moreover, this opinion addresses corporate procedures in connection with the issuance of the Purchase Rights associated with the Shares, and not any particular provision of the Purchase Rights or the Rights Agreement.  It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus and any Prospectus Supplement included in the Registration Statement and the Related Registration Statement.

Sincerely,

KRUSE, LANDA MAYCOCK & RICKS, LLC

KLMR/JRK/vs